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                                                                    Exhibit 10.4

                                    FORM OF

                           CH2M HILL COMPANIES, LTD.
                  1999 PAYROLL DEDUCTION STOCK PURCHASE PLAN

1.   Purpose

     CH2M HILL Companies, Ltd. (the "Company") hereby establishes the CH2M HILL Companies, Ltd. 1999 Payroll Deduction Stock Purchase Plan (the "Plan"). The purpose of the Plan is to secure for the Company and its shareholders the benefits inherent in the ownership of capital stock of the Company by employees of the Company and its Affiliates. The Plan is intended to provide to eligible employees of the Company and designated Affiliates an opportunity to purchase shares of Common Stock through payroll deductions. The Plan encompasses two components. One component ("423 Component") constitutes a plan designed to comply with Section 423(b) of the Code, such that the shares purchased under that component will qualify for the favorable tax treatment provided by Sections 423(a) and 421(a) of the Code. The second component ("non-423 Component") constitutes a plan which provides for the purchase of shares which do not qualify for the favorable tax treatment provided by Sections 423(a) and 421(a) of the Code.

2.   Definitions

     (a) "Affiliate" means each entity in which the Company has a direct or indirect ownership interest, whether such entity is a corporation, a partnership, a joint venture, a limited liability company, or any other form of entity.

     (b) "Agent" means the Agent for the Plan and shall be either the Company or its designee.

     (c)  "Board" means the Board of Directors of the Company.

     (d)  "Code" means the Internal Revenue Code of 1986, as amended.

     (e) "Committee" means the Payroll Deduction Stock Purchase Plan Committee, which is responsible for administering the Plan.

     (f) "Company Percent" means the percent of the purchase price contributed by the Company pursuant to the provisions of Section 11. The Company Percent shall be from zero percent (0%) to fifteen percent (15%) and shall initially be ten percent (10%) until changed by the Board.

     (g) "Fair Market Value" as of any date means the Formula Price per share of Common Stock in effect on that date, as determined by the Board in accordance with the Company's Articles of Incorporation and Bylaws, as amended from time to time.

     (h) "Internal Market" means the limited secondary market maintained by the Company for the purchase and sale of Common Stock of the Company.
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     (i)  "Participant Percent" means the difference between one hundred percent
(100%) and the Company Percent.

     (j) "Subsidiary Corporation" means any corporation (other than the Company) in an unbroken chain of corporations that begins with the Company and in which each of the corporations other than the last corporation in the chain owns at least fifty percent (50%) of the total voting power of all classes of stock in one of the other corporations in the chain.

3.   Stock Subject to the Plan

     The capital stock which may be purchased under the Plan is the Common Stock, par value one cent ($0.01) per share (the "Common Stock"), of the Company. The Common Stock purchased by the Agent for stock purchase accounts under the Plan shall be subject to the terms, conditions, and restrictions set forth in the Articles of Incorporation and Bylaws of the Company, as amended from time to time, including: (a) restrictions that grant the Company the right to repurchase shares upon termination of the shareholder's affiliation with the Company; (b) restrictions that grant the Company a right of first refusal if the shareholder wishes to sell shares other than in the Internal Market; (c) restrictions that require the approval of the Company for any other sale of shares; and (d) RESTRICTIONS THAT DEFINE THE FORMULA PRICE TO BE APPLIED IN PURCHASES AND SALES OF SHARES. THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN IS ONE MILLION (1,000,000) SHARES OF COMMON STOCK, DETERMINED AFTER THE TEN-TO-ONE (10:1) STOCK SPLIT APPROVED BY THE BOARD ON A CONDITIONAL BASIS ON NOVEMBER 6, 1998.

4.   Administration

     (a) The Plan shall be administered by the Committee. The Committee shall have the number of members determined by the President of the Company, with a minimum of two (2) members. The members of the Committee shall be appointed by and shall serve at the discretion of the President of the Company. Vacancies occurring in the membership of the Committee shall be filled by appointment by the President of the Company.

     (b) Subject to the provisions of the Plan, the Committee shall have the authority, in its discretion and on behalf of the Company:

          (i) to prescribe, amend, and rescind rules and regulations relating to the Plan;

          (ii) to prescribe forms for carrying out the provisions and purposes of the Plan;

          (iii)  to interpret the Plan; and

          (iv) to make all other determinations deemed necessary or advisable for the administration of the Plan, including factual determinations.

     (c) In exercising its authority, the Committee shall have the broadest possible discretion and the Committee's determinations under the Plan made in good faith shall be binding and conclusive on participating employees and other persons claiming entitlements under the Plan. In no event shall a Committee determination with respect to a particular employee or provision of the Plan be binding with respect to any other employee (even if similarly situated)

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nor with respect to any future determinations regarding the same or other provisions of the Plan. No member of the Committee shall be liable for any action taken or determination made in administering the Plan, if such action is taken or such determination is made in good faith.

     (d) A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members, shall be the acts of the Committee.

5.   Eligibility

     (a) The Committee shall from time to time designate the corporations whose employees may participate in the 423 Component of the Plan, provided that only the Company and its Subsidiary Corporations (including corporations that become Subsidiary Corporations after the adoption and approval of the Plan) shall be eligible to be designated by the Committee to participate in the 423 Component of the Plan. Subject to the terms, provisions, and conditions of the Plan, each employee of each designated corporation shall be eligible to participate in the 423 Component of the Plan, except for: (i) an employee who owns capital stock having five percent (5%) or more of the total combined voting power or value of all classes of capital stock of the Company or of any of its Subsidiary Corporations; (ii) an employee whose customary employment is less than twenty
(20) hours per week; and (iii) an employee whose customary employment is for less than five (5) months in any calendar year. The Committee may impose additional eligibility requirements consistent with Section 423(b) of the Code. The Committee's determination of the status of an individual as an employee eligible to participate in the 423 Component of the Plan for a particular purchase date or period shall be final, binding, and conclusive, regardless of any subsequent reclassification or change in status.

     (b) The Affiliates whose employees may participate in the non-423 Component of the Plan shall be designated from time to time by the Committee. The Committee, in its sole discretion, shall have the power and authority to modify the eligibility for, and terms and conditions of, participation in the Plan by employees of such Affiliates and to establish subplans, modified Plan procedures, and other terms and procedures to the extent such actions are deemed necessary or desirable by the Committee. Participation in the non-423 Component of the Plan by employees of designated Affiliates and the offer and purchase of Common Stock by such employees shall not be considered part of, or pursuant to, a plan qualified under Section 423 of the Code.

     (c) An employee shall cease to be eligible to participate in the 423 Component of the Plan upon termination of employment with all corporations participating in the 423 Component of the Plan, whether by death, total disability, retirement, transfer to an entity that is not participating in the 423 Component of the Plan, or otherwise. A former employee of a participating corporation shall again become eligible to participate in the 423 Component of the Plan as of the date of such person's re-employment by a corporation participating in the 423 Component of the Plan.

     (d) An employee shall cease to be eligible to participate in the non-423 Component of the Plan upon termination of employment with all Affiliates participating in the non-423 Component of the Plan, whether by death, total disability, retirement, transfer to an entity that is

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not participating in the non-423 Component of the Plan, or otherwise. A former employee of a participating Affiliate shall again become eligible to participate in the non-423 Component of the Plan as of the date of such person's re-employment by an Affiliate participating in the non-423 Component of the Plan.

     (e) No employee shall be entitled to purchase shares of Common Stock with a Fair Market Value (measured as of the purchase date) of more than twenty-five thousand dollars ($25,000) in any calendar year under the Plan and any other "employee stock purchase plan" of the Company or any of its Affiliates, or at any other rate of purchase that exceeds the rate allowed for plans qualifying under Section 423(b) of the Code.

6.   Participation in the Plan

     (a) An eligible employee may enter the Plan as of the first day of any calendar quarter prior to termination of the Plan. An eligible employee enters the Plan by completing a payroll deduction authorization form and delivering such form in the manner prescribed by the Committee. Alternatively, the Committee may prescribe or permit electronic enrollment procedures. The employee's payroll deduction authorization shall authorize regular payroll deductions from the employee's compensation.

     (b) The participating employee's payroll deduction authorization form shall also designate the Company or the Company's designee to be the Agent for the employee with respect to all stock certificates for shares purchased under the Plan. All stock certificates representing shares purchased for participating employees shall be delivered to and held by the Agent. Prior to any record date established by the Company for any vote of its shareholders, the Agent shall distribute to each participant a stock certificate representing all shares purchased under the Plan and not yet distributed to the participant. Alternatively, the Committee may prescribe or authorize bookkeeping entry or electronic recording of share ownership.

7.   Payroll Deductions

     (a) Payroll deductions for a participating employee shall be in an amount specified by the employee in the participating employee's payroll deduction authorization form, but not less than one percent (1%) nor more than ten percent (10%) of the participating employee's compensation, expressed as a whole percentage of such compensation. Compensation for purposes of the Plan shall be defined by the Committee; provided, however, compensation shall include the regular wages, salary or commissions paid to the employee. Payroll deductions shall be credited to the stock purchase account maintained for the participating employee.

     (b) A participating employee may increase or decrease the amount of the participating employee's payroll deduction (within the minimum and maximum limits provided for in Section 7(a) above) as of the first day of any calendar quarter. A participating employee increases or decreases the amount of the participating employee's payroll deduction by delivering or providing a new payroll deduction authorization form in the manner prescribed by the Committee.

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8.   Stock Purchase Accounts

     (a) Amounts credited to a participating employee's stock purchase account may not be assigned, transferred, pledged, hypothecated, or otherwise disposed of in any way by a participating employee other than by will or the laws of descent and distribution, and any attempt to do so shall be null and void and without effect.

     (b) No interest will be paid on the amounts credited to a participating employee's stock purchase account, unless required by applicable law.

9.   Purchase Price of Shares

     Unless otherwise determined by the Board, the purchase price of each share of Common Stock purchased under the Plan shall be the Fair Market Value in effect as of the date of purchase.

10.  Purchase of Shares

     (a) Shares will be purchased by the Agent in the Internal Market or shares will be issued by the Company from the remaining balance of those shares reserved for issuance under Section 3 of the Plan.

     (b) Stock purchases shall be made on predetermined purchase dates established by the Committee, which may coincide with the dates that trades are conducted for the Internal Market. The first purchase date shall not be prior to January 1, 2000, even if the Committee permits eligible employees to elect to have amounts deducted from their compensation and contributed to their stock purchase accounts in the Plan during the last calendar quarter of 1999. If on any purchase date a participating employee has sufficient funds credited to the participating employee's stock purchase account to pay the Participant Percent of the purchase price of one or more whole shares of Common Stock, the Agent shall then purchase such number of shares at the applicable price per share. The employee's stock purchase account shall be charged with the Participant Percent of the purchase price of such shares. Only whole shares may be purchased. Any balance remaining in the participating employee's stock purchase account will remain in such stock purchase account and will be treated as part of the accumulations for the next purchase date.

     (c) With respect to both newly issued shares of Common Stock which are purchased for the account of participating employees under the Plan and shares purchased on the Internal Market, a stock certificate will be issued in the name of the Agent and held by the Agent in accordance with Section 6 of the Plan. Notwithstanding that such stock certificates are held by the Agent for participating employees, each participant shall have all the rights and privileges of a shareholder with respect to the shares purchased for the participating employee's account, subject to the provisions of Sections 6 and 10(d). Alternatively, the Committee may prescribe or authorize bookkeeping entry or electronic recording of share ownership.

     (d) Except as provided in this Section 10(d), shares purchased pursuant to the Plan may not be sold, transferred, pledged as collateral, or in any way encumbered for so long as the stock certificates are held by the Agent. A participant may apply to the Committee for

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permission to sell shares that have been purchased by the participant pursuant to the Plan but which have not yet been distributed to the participant. The Committee, in its sole discretion, may grant or deny the application or may grant the application in part and deny the remainder of the application. The Committee's action on any such application shall be final and binding for all purposes and shall not be subject to review. If the Committee grants an application in whole or in part, the Agent will place an order to sell the participant's shares with respect to which the application was granted at the next date on which trades are conducted for the Internal Market. If the order to sell shares is accepted in whole or in part, the Agent will sell the shares for which the order was accepted and will distribute the net proceeds from such sale to the participant. Any shares with respect to which the participant's application is denied or with respect to which the Agent's order to sell shares is not accepted will continue to be held by the Agent until such shares are distributed to the participant in accordance with Section 6(b).

     (e) Notwithstanding any other provision of the Plan, no shares of Common Stock shall be purchased under this Plan for any person if, immediately after such purchase, that person would own more shares of Common Stock of the Company than such person is permitted to own under the Articles of Incorporation and Bylaws of the Company, as amended from time to time. If, as of a purchase date, a purchase of shares of Common Stock for a participating employee is prohibited by this Section 10(e), then the amount in the participating employee's stock purchase account that would have been used to purchase such shares will be refunded to the participating employee as soon as practicable after the purchase date, and the participating employee's stock purchase account will be charged with the amount refunded to the participating employee.

11.  Company Contributions

     The Company shall contribute the Company Percent of the purchase price of each share of Common Stock purchased under the Plan. On each purchase date, the Company will, through the Agent and under the direction of the Committee, pay the Company Percent of the purchase price of each share purchased by the Agent, whether purchased in the Internal Market or as a newly issued share. No contribution shall be made by the Company into an employee's stock purchase account.

12.  Termination of Participation and Re-Entry

     (a) An employee may terminate participation in the Plan at any time by completing a payroll deduction authorization form and delivering such form in the manner prescribed by the Committee. Alternatively, the Committee may prescribe or permit electronic procedures for such changes. Such employee's participation in the Plan shall terminate as soon as practicable upon receipt of the payroll deduction authorization form by the Company. An employee who terminates participation in the Plan pursuant to this Section 12(a) shall not be eligible to re-enter the Plan until the first business day of the following calendar quarter.

     (b) If a participating employee ceases to be eligible to participate in the Plan as described in Section 5(c) or (d) or terminates participation in the Plan, or if the Plan terminates or is terminated, any cash credited to the employee's stock purchase account will be distributed to the participating employee or, in the event of the death of the participating employee, to the participating employee's estate. Any shares held by the Agent for an employee whose affiliation

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with the Company has terminated will be released by the Agent to the employee.
Such shares will be subject to the Company's right to repurchase the shares, as set forth in the Company's Articles of Incorporation and Bylaws, as amended from time to time.

13.  Government and Stock Exchange Regulations

     The Company shall not be required to sell or deliver any shares of Common Stock under the Plan unless and until the Company has fully complied with any then applicable requirements of the Securities and Exchange Commission, state securities commissions, or other regulatory agencies having jurisdiction, and of any exchanges upon which Common Stock of the Company may be listed. The Company shall not be obligated to obtain any required licenses or to register any Common Stock to permit purchases of Common Stock under the Plan.

14.  Application of Funds

     All funds received by the Company as a result of the sale of newly issued shares of Common Stock under the Plan may be used for any corporate purpose.

15.  Recapitalization

     In the event any change, such as a stock split, reverse stock split or stock dividend, is made in the Company's capitalization which results in an adjustment in the number of shares of capital stock outstanding without receipt of consideration by the Company, appropriate adjustment, as determined by the Committee in its discretion, may be made in the number of shares reserved for issuance as provided in Section 3 of the Plan.

16.  Withholding

     The Company shall be entitled to make appropriate arrangements to comply with any withholding requirements imposed by federal, state, or local law with respect to the purchase or disposition of shares of Common Stock under the Plan, including, without limitation, payroll withholding or withholding from proceeds of a disposition of shares of Common Stock acquired under the Plan.

17.  No Employment Obligation

     An employee's employment with the Company or an Affiliate is not for any specified term and may be terminated by such employee or by the Company or the Affiliate at any time, for any reason, with or without cause, except as otherwise provided by law or contract. Nothing in this Plan shall confer upon any employee any right to continue in the employ of, or affiliation with, the Company or an Affiliate, nor constitute any promise or commitment by the Company or an Affiliate regarding future positions, future work assignments, future compensation, or any other term or condition of employment or affiliation.

18.  Amendment of the Plan

     The Board may at any time suspend or terminate the Plan and may at any time or from time to time amend the Plan in such respects as the Board may deem advisable; provided,

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however, no such amendment of the Plan shall, without the approval of a majority of the voting power of the capital stock of the Company present or represented and entitled to vote at a duly constituted meeting of shareholders, increase the number of shares reserved for purchase under the Plan, except as provided in
Section 15.

19.  No Implied Rights or Obligations

     The Company, in establishing and maintaining this Plan as a voluntary and unilateral undertaking, expressly disavows the creation of any rights in participating employees or others claiming entitlements under the Plan or any obligations on the part of the Company, any Affiliate, the Agent, or the Committee, except as expressly provided in this Plan.

20.  Effective Date and Termination of the Plan

     (a) The Plan is effective as of the date on which the Plan is adopted by the Board. The Committee shall determine when eligible employees may begin payroll deductions under the Plan.

     (b) Unless the Plan is terminated earlier by the Board, the Plan shall terminate on December 31, 2007. Termination shall be deemed to be effective as of the close of business on the day of termination.

21.  Governing Law

     The Plan shall be construed in accordance with and governed by the laws of the State of Colorado.

     Adopted this _______ day of __________________, 199__.

                              CH2M HILL Companies, Ltd.



                              By:___________________________

                              Title:________________________

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